                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:




[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                Only
[ ]  Definitive Additional Materials               (as permitted by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
    sec.240.14a-11(c) or 240.14a-12


                               QLOGIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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

                               QLOGIC CORPORATION
                             3545 HARBOR BOULEVARD
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 438-2200
                            ------------------------

                               CONSENT STATEMENT
               CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

To the Stockholders of QLOGIC CORPORATION:


     This Consent Statement is furnished to the stockholders of QLogic Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of written consents on behalf of the Board of Directors of the Company (the "Board of Directors") with respect to the matters set forth below. This Consent Statement is first being mailed to stockholders of the Company on or about December 17, 1998.


     In connection with this Consent Statement, stockholders are being asked to consider and consent to a proposal (the "Proposal") to amend the Company's Certificate of Incorporation (the "Certificate of Incorporation") for the following purposes:

     1. To increase the number of authorized shares of Common Stock, par value $0.10 per share, of the Company (the "Common Stock") from 12,500,000 to 50,000,000;

     2. To reduce the par value of the Common Stock from $0.10 per share to $0.05 per share; and

     3. To effect a 2-for-1 stock split of the Company's issued and outstanding shares of Common Stock.

     The purpose and effect of this amendment of the Certificate of Incorporation (the "Capitalization Amendment"), which is recommended by the Board of Directors, is to allow (i) the proposed 2-for-1 stock split and (ii) the future issuance or sale of additional shares of Common Stock for such consideration as from time to time may be fixed by the Board of Directors. As more specifically discussed below, the Capitalization Amendment may be deemed to have anti-takeover effects.

     The principal executive office of the Company is 3545 Harbor Boulevard, Costa Mesa, California 92626. The telephone number of the principal executive office of the Company is (714) 438-2200.

     YOUR CONSENT IS IMPORTANT, SINCE APPROVAL OF THE CAPITALIZATION AMENDMENT REQUIRES THE WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. ACCORDINGLY, YOU ARE URGED TO READ AND TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS CONSENT STATEMENT.


     The date of this Consent Statement is December 15, 1998.

                              GENERAL INFORMATION


     Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted, and those consents are properly delivered to the corporation. The Company's Certificate of Incorporation does not limit the right of stockholders of the Company to take action by written consent.



     The Board of Directors has fixed the close of business on December 8, 1998 as the record date for the determination of stockholders entitled to consent to the Proposal (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to consent to the Proposal. The Board has also fixed January 4, 1998 as the date on or after which the written consents will be tabulated.



     On the Record Date, the Company had outstanding 8,777,391 shares of Common Stock, which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote by written consent.


     The cost of soliciting consents will be borne by the Company. In addition to solicitation by mail, officers, directors, and other employees of the Company may solicit consents by telephone, telegraph or personal contact without additional compensation.

     Consents in the accompanying form that are properly executed and dated, duly returned and not revoked will be tabulated in accordance with the instructions on such consents. If a consent is executed but no indication is made with respect to the matter contained in such consent as to which action is to be taken, such consent will be deemed to constitute a consent to the particular matter(s) contained thereon with respect to which no indication is made. Any consent may be revoked in writing at any time prior to the close of business on the date that consents signed by a sufficient number of stockholders to take the action are received by the Company. The unrevoked signed and dated consents of the holders of a majority of the Common Stock outstanding as of the Record Date are necessary to effect the approval of the Proposal.

                      PROPOSAL FOR THE STOCK SPLIT AND THE
                  INCREASE IN THE AUTHORIZED NUMBER OF SHARES

GENERAL

     On October 27, 1998, the Board of Directors unanimously approved and declared advisable a 2-for-1 stock split of the Common Stock, subject to stockholder approval of amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of the Common Stock from 12,500,000 to 50,000,000 and to change the par value per share of the Common Stock from $0.10 to $0.05. An increase in the authorized Common Stock is necessary to permit the stock split to occur, since the Company does not have enough authorized but unissued shares of Common Stock to carry out the stock split. A copy of the proposed Certificate of Amendment of the Certificate of Incorporation (the "Capitalization Amendment") is attached hereto as Exhibit A and incorporated in this Consent Statement by reference.

REASONS FOR THE STOCK SPLIT


     The price per share of the Common Stock has increased since the completion of the Company's most recent stock offering on August 13, 1997, when the Common Stock was selling at $34.375 per share. The closing price on The Nasdaq Stock Market as of December 8, 1998 was $114.250 per share. The price per share is currently in a price range that makes the Common Stock less affordable for purchase in lots of 100 or more shares, particularly for individual investors. Following the stock split, the Board of Directors believes that the price per share of the Common Stock will be more affordable, which should enable a broader range of investors to make a purchase of the Common Stock, thus creating more liquidity in each stockholder's investment in the Company. The proposed 2-for-1 stock split is expected to increase the number of shares traded in the public market, which the Company believes will establish a more liquid market in the Common Stock. The par value per share is being decreased from $0.10 to $0.05 in order to maintain the total aggregate par value of the Common Stock outstanding.

EFFECT OF THE STOCK SPLIT

     The intended stock split would not change the stockholders' equity of the Company, nor would the split affect the relative rights of any stockholder or result in a dilution or diminution of any stockholders' proportionate interest in the Company. However, since the stock split would result in each stockholder's interest being represented by a greater number of shares, it is possible that higher brokerage commissions may be payable after the intended stock split upon a sale or transfer of a stockholder's same relative interest in Common Stock because that interest would be represented by a greater number of shares.

     The Company has been advised by counsel that the intended stock split would not result in the recognition of a taxable gain or loss to the stockholders for federal income tax purposes. In addition, the tax basis for shares in the hands of a stockholder prior to the distribution of the stock split shares would become the tax basis for the total number of shares to be held by such stockholder immediately after such distribution, and the holding period of the newly acquired shares would be deemed to be the same as the holding period of the corresponding shares held prior to the stock split. However, each stockholder should consult his or her own tax advisor with respect to the particular tax consequences, if any, to him or her of the stock split, including the applicability and effect of any state, local or foreign tax laws.

     In connection with the stock split, the number of shares of Common Stock underlying outstanding stock options and reserved for issuance under the Company's various stock option and stock purchase plans would be proportionately adjusted pursuant to the terms of such plans to reflect the stock split described above, and the exercise prices per share of outstanding options under such Company plans would be proportionately reduced. In addition, adjustments proportionate to the stock split will automatically result under the terms of the Company's Shareholder Rights Plan as described under "Potential Anti-Takeover Effect of Authorized Securities" below.

     If the proposed Capitalization Amendment is not approved by stockholders, the existing Certificate of Incorporation will continue in effect and the Company will not effect the stock split.

IMPLEMENTATION OF THE STOCK SPLIT


     Upon receipt by the Company of the requisite consents, the Company will apply to the Nasdaq Stock Market for the continued listing of the Common Stock on a post-split basis and will notify Nasdaq of the intended effective date ("Effective Date") of the stock split, which will be at least 10 days after such notification. The stock split will be effected by the filing of the Capitalization Amendment with the Delaware Secretary of State. Within 15 calendar days of the Effective Date, the Company will mail, or cause to be mailed, to each stockholder of record on the Effective Date, a share certificate representing the number of shares of the Common Stock that, when aggregated with each stockholders' present number of shares, will equal two times the number of shares of the Common Stock each stockholder held on the Effective Date. For example, if you own 100 shares of the Common Stock on the Effective Date, you will be mailed a new share certificate for 100 shares and you will then be the owner of 200 shares of the Common Stock. Certificates that currently represent outstanding shares of Common Stock will represent the same number of post-split shares of Common Stock after the Effective Date. ACCORDINGLY, PLEASE DO NOT DESTROY YOUR EXISTING STOCK CERTIFICATES OR RETURN THEM TO THE COMPANY. Stockholders whose shares are held by a broker or other nominee in "street name" will not receive certificates representing additional shares but will be credited with the additional shares of Common Stock in accordance with the procedures used by their brokers or nominees. Because the Company currently has no fractional shares of Common Stock outstanding, no fractional shares will be issued as a result of the proposed 2-for-1 stock split.

IMPACT ON THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS


     On the Company's consolidated balance sheet, the stock split would generally result in the allocation of an amount equal to the aggregate par value of the additional shares issued in connection with the stock split to the "common stock" line of stockholders' equity, and a corresponding deduction of the same amount from the "additional paid-in capital" line. However, the reduction in par value, if approved, will completely offset this general result. The Company's reported amounts of authorized and issued shares will also be adjusted on a 2-for-1 basis. The stock split will not affect the Company's income or cash flow statements, except to the extent of the costs of this consent solicitation statement and related activities to effect the Capitalization Amendment and resulting stock split, which costs are not expected to be material to the Company's results of operations. The stock split will affect all earnings per share amounts reflected on the income statement, since earnings per share will be restated for the periods presented to reflect the increase in the number of shares of Common Stock outstanding.


REASONS FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


     The Company's reserve of authorized but unissued shares of Common Stock has been substantially depleted in recent years as a result of the Company's financing activities through the sale of Common Stock and the granting of stock options under stock option plans. As of December 8, 1998, the Company was authorized to issue 12,500,000 shares of Common Stock and had 8,777,391 shares of Common Stock outstanding. The proposed Capitalization Amendment will increase the number of authorized shares of Common Stock from 12,500,000 to 50,000,000. If the proposed stock split is approved, the number of shares of Common Stock outstanding would be approximately 17,555,000, a number well over the currently authorized 12,500,000 shares of Common Stock. Moreover, in order to provide that the Company will have a sufficient number of authorized and unissued shares of Common Stock for other corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans (although there are no present plans to implement any of the foregoing), the Board of Directors has decided to increase the number of authorized shares of Common Stock from 12,500,000 to 50,000,000. However, and while this is not the intent of the Proposal, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of the Company more difficult. See "Potential Anti-Takeover Effect of Authorized Securities" below.


     Except for the change in par value, the additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company authorized prior to approval of this Proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company, except for such rights as may arise under the Shareholder Rights Plan described under "Potential Anti-Takeover Effect of Authorized Securities" below.


     As of the Record Date, 8,777,391 shares of Common Stock of the Company were issued and outstanding, and 200 shares of Common Stock were committed for issuance pursuant to exercised stock options and stock purchase rights. As of the same date, no shares of the Corporation's Preferred Stock, of which 1,000,000 shares are authorized, were issued or outstanding. No increase in the number of authorized shares of Preferred Stock of the Company is proposed or anticipated at the present time. However, the Company has implemented a Shareholder Rights Plan (described below), pursuant to which shares of Preferred Stock may in the future be issued.


     If approved, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of stockholders of the Company will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules. The availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore the Company's flexibility to issue Common Stock to a level that the Board of Directors believes is advisable.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED SECURITIES

     The increase in the authorized Common Stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of Common Stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company's Certificate of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the Common Stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this Proposal is not being made in response to any such attempt.

     The Certificate of Incorporation of the Company authorizes the issuance of 1,000,000 shares of Preferred Stock, of which 800,000 shares remain undesignated ("Preferred Stock"). In 1996, the Board of Directors designated 200,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock ("Series A Preferred Stock") in connection with its adoption of the Shareholder Rights Plan (discussed below). The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue the remaining undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

     On June 4, 1996 the Board of Directors adopted the Shareholder Rights Plan (the "Rights Plan"), pursuant to which preferred stock rights ("Rights") were distributed in the form of a dividend to stockholders of record on June 20, 1996 on the basis of one Right for each share of Common Stock held. One Right was also attached to each share of Common Stock issued by the Company subsequent to June 20, 1996 to the Effective Date of the Capitalization Amendment. Thereafter, and prior to the Distribution Date (defined below), one-half of one Right will attach to each share of post-split Common Stock. Under the Rights Plan, the stock split will also result in a proportionate 2-for-1 split of the Rights attached to the Company's shares of Common Stock, and accordingly each post-split share of Common Stock will have attached to it one-half of one Right as currently cast. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock. Once exercisable, each Right entitles its holder to purchase from the Company 1/100 of a share of the Company's Series A Preferred Stock. Initially, the purchase price was fixed at $45.00 per 1/100 of a share, subject to adjustment. In September 1997, the Board of Directors amended the Rights Plan to increase such purchase price from $45.00 to $225.00 and to provide that any future amendment of the Rights Plan would only be effective if approved by continuing members of the Company's Board of Directors, or their designees. The Rights will separate from the Common Stock and become exercisable or transferable on a distribution date (the "Distribution Date"), which will occur on the earlier of (i) 10 days following a public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of securities representing 15% or more of the Common Stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group of related persons becoming an Acquiring Person. Upon the occurrence of certain other events related to changes in the ownership of the Company Stock, each holder of a Right would be entitled to purchase shares of the Common Stock, or an acquiring corporation's common stock, having a market value equal to two times the exercise value of the Right. The Rights expire on the earliest of (a) June 4, 2006, (b) consummation of a merger transaction with a person or group who acquires Common Stock pursuant to a transaction approved by a majority of the disinterested members of the Company's Board of Directors, or (c) redemption of the Rights. Subject to certain conditions, the Rights may be redeemed by the Company's Board of Directors at any time at a price of $0.001 per Right. The Rights are not currently exercisable and trade together with the shares of Common Stock to which they are attached. The Rights, if exercised, could cause a substantial dilution to the equity interest in the Company to a person's or group's ownership interest in the Common Stock that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights Plan may be amended or terminated at the discretion of the continuing members of the Company's Board of Directors then in office. As of or after the Effective Date, the Company expects to amend the Rights Plan to accommodate the authorization of the aggregate of 50,000,000 shares of Common Stock, to revise the purchase price under the Rights Plan, and to amend provisions in order to facilitate its administration and to make proportionate adjustments.

     The Company is also governed by Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), which provides that certain "business combinations" between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an "interested stockholder" (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such stockholder became an "interested stockholder," unless certain exceptions apply. The term "business combination" is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an "interested stockholder's" percentage ownership of stock in a Delaware corporation.

     While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

BOARD OF DIRECTORS' RESERVATION OF RIGHTS

     The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of the Proposal, including without limitation editorial modifications or any other change to the Capitalization Amendment which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.

NO DISSENTERS' RIGHTS

     Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to the proposed Capitalization Amendment.

REQUIRED CONSENT; RECOMMENDATION OF BOARD DIRECTORS

     The affirmative written consent of a majority of the outstanding shares of Common Stock on the Record Date will be required to approve the Capitalization Amendment. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against the Proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOUR WRITTEN CONSENT TO APPROVE THE CAPITALIZATION AMENDMENT.

                             ADDITIONAL INFORMATION

STOCK OWNERSHIP OF MANAGEMENT


     The following table sets forth as of December 8, 1998, information regarding beneficial ownership of the Company's Common Stock by each director of the Company, the chief executive officer and the other four most highly compensated executive officers of the Company, and by all directors and executive officers of the Company as a group. Except as otherwise indicated below, each of the persons listed below has sole voting and investment power with respect to his or her shares. Share numbers do not reflect the proposed stock split.



                SHARES BENEFICIALLY OWNED(1)
                  NAME OF BENEFICIAL OWNER                    NUMBER    PERCENT
                ----------------------------                  -------   -------
Gary E. Liebl(2)............................................   20,501       *
H.K. Desai(3)...............................................   95,155     1.1%
Thomas R. Anderson(4).......................................   30,487       *
Mark K. Edwards(5)..........................................   17,498       *
Lawrence F. Fortmuller, Jr.(3)..............................   14,092       *
Michael R. Manning(6).......................................   27,156       *
David Tovey(7)..............................................   46,112       *
James A. Bixby(3)...........................................   15,500       *
Carol L. Miltner(8).........................................    4,325       *
George D. Wells(9)..........................................    8,500       *
All Directors and Executive Officers as a group (11
  Persons)..................................................  281,526     3.2%


---------------
 *  Less than 1% of the outstanding shares of common stock.


(1) Based upon 8,777,391 shares of Common Stock outstanding on December 8, 1998. Each named person and all directors and executive officers as a group are deemed to be the beneficial owners of shares of Common Stock that may be acquired within 60 days upon exercise of stock options as of such date. Accordingly, the number of shares and percentages set forth next to the name of such person and all directors and executive officers as a group include the shares of Common Stock issuable upon stock options exercisable within 60 days of December 8, 1998. However, the shares of Common Stock so issuable upon such exercise by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder.


(2) Includes 17,501 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(3) Consists entirely of shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.



(4) Includes 25,987 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(5) Consists entirely of shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.


(6) Includes 2,400 shares held for the benefit of Mr. Manning's minor children. Also includes 7,112 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.



(7) Includes 29,812 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.



(8) Includes 3,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.



(9) Includes 2,000 shares which may be purchased pursuant to stock options which are currently, or within 60 days will be, exercisable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding ownership of outstanding shares of the Company's Common Stock by those individuals or groups who have advised the Company that they own more than five percent (5%) of such outstanding shares.

                                                                 SHARES OWNED
                          NAME OF                             ------------------
                      BENEFICIAL OWNER                        NUMBER     PERCENT
                      ----------------                        -------    -------
Putnam Investments, Inc.....................................  708,559(1)  10.4%
  One Post Office Square
  Boston, MA 02109
George D. Bjurman & Associates..............................  607,660(2)   7.1%
  10100 Santa Monica Boulevard
  Suite 1200
  Los Angeles, CA 90067
Nicholas-Applegate Capital Mgmt. ...........................  562,070(3)   6.9%
  600 West Broadway
  29th Floor
  San Diego, CA 92101
VGH Partners, L.L.C. .......................................  542,500(4)   6.3%
  260 Franklin Street
  Boston, MA 02110

---------------

(1) Reported in Amendment to its Schedule 13G dated September 17, 1998, which was filed by Putnam Investments, Inc. ("PI") on behalf of itself and Marsh & McLennan Companies, Inc., PI's parent holding company, and Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., investment advisors and subsidiaries of PI.


(2) Reported as of December 31, 1997 in Amendment No. 1 to its Schedule 13G dated April 1, 1998, which was filed by George D. Bjurman & Associates on behalf of itself and its principals George Andrew Bjurman and Owen Thomas Barry III.

(3) Reported as of December 31, 1997 in its Schedule 13G dated February 3, 1998.


(4) Reported in its Schedule 13G dated August 3, 1998, which was filed by VGH Partners, L.L.C. on behalf of itself and the following affiliated entities and persons: Vinik Partners, L.P., Vinik Asset Management, L.P., Jeffrey N. Vinik, Michael S. Gordon, Mark D. Hostetter and Vinik Asset Management, L.L.C.


STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for action at the 1999 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Consent Statement. Proposals must be received by the Secretary no later than March 27, 1999 for inclusion in next year's proxy statement and proxy card. In addition, the Company's Bylaws provide that a stockholder's notice must be received by the Company not less than 60 nor more than 90 days prior to the date of such annual meeting in order for the proposal to be considered at the meeting; provided, however, that in the event that the first public disclosure of the date of the annual meeting is made less than 70 days prior to the date of such meeting, proposals must be received not later than the close of business on the tenth day following the day on which such public disclosure was first made.

OTHER INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. In addition, copies of the Company's financial statements filed with the SEC will be mailed to stockholders without charge within one business day of receipt of written request to Investor Relations, QLogic Corporation, 3545 Harbor Boulevard, Costa Mesa, California 92626. More information on the Company is available on-line at the Company's site on the worldwide web at http://www.qlc.com.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael R. Manning
                                          Secretary

Costa Mesa, California

December 15, 1998


     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED CONSENT IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               QLOGIC CORPORATION
                             A DELAWARE CORPORATION

       (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)

     QLOGIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

Does Hereby Certify:

     FIRST: That at a meeting of the Board of Directors of QLogic Corporation, resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

     RESOLVED, that the text of ARTICLE IV: "Authorized Capital Stock," of the corporation's Certificate of Incorporation be amended to read in full as follows:


                         "ARTICLE IV Authorized Capital Stock"



             "The corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the corporation is 51,000,000 shares, divided into 50,000,000 shares of Common Stock, par value $0.05 per share, and 1,000,000 shares of Preferred Stock, par value $0.10 per share."



             "The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any series of shares of Preferred Stock, including without limitation the dividend rate, conversion rights, redemption price, voting rights and liquidation preference, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series."


             "Upon the effectiveness of this Certificate of Amendment of Certificate of Incorporation, each issued and outstanding share of the corporation's Common Stock, par value $0.10 per share, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into two shares of the corporation's Common Stock, par value $0.05 per share."

     RESOLVED FURTHER, that the foregoing amendment of the Certificate of Incorporation shall in no way modify, amend or supersede the corporation's Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on June 14, 1996, which is hereby affirmed.

     SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation, as required by statute and by the Certificate of Incorporation, gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law, and written notice thereof was provided to stockholders who did not so consent.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, QLogic Corporation has caused this Certificate of Amendment to be signed by its duly authorized Chief Executive Officer, H.K. Desai, and attested by its duly authorized Secretary, Michael R. Manning, this 15th day of December, 1998.


                                          QLOGIC CORPORATION,
                                          a Delaware corporation


                                          By:        /s/ H.K. DESAI

                                            ------------------------------------
                                                         H.K. Desai
                                                  Chief Executive Officer

ATTEST:


/s/ MICHAEL R. MANNING

--------------------------------------
Michael R. Manning
Secretary

                               QLOGIC CORPORATION

                                     CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QLOGIC CORPORATION (the "Company"). The Board of Directors of QLogic Corporation RECOMMENDS CONSENT on the proposal.


Stockholders are urged to mark, sign, date and mail promptly this Consent Card in the envelope provided. Consents must be received at the address of the Company by 5:00 p.m., California time, on or before February 15, 1999, unless the deadline is extended without further notice. If not otherwise terminated, the Consent Solicitation Period terminates 60 days after the earliest-dated Consent.


THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT AND THIS CARD SHALL BE DEEMED TO INDICATE A CONSENT TO THE PROPOSAL IF NOT INDICATED TO THE CONTRARY.

EACH CONSENT MUST BE SIGNED AND DATED.

Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to sign and date this Consent Card.

Please return this Consent Card promptly, using the enclosed envelope. No postage is required if mailed in the United States of America.

PLEASE SIGN, DATE AND INDICATE APPROVAL BELOW.

PROPOSAL 1:    [ ] APPROVE     [ ] DISAPPROVE     [ ] ABSTAIN

Proposal 1.    To consent to the Amendment of the QLogic Corporation
               Certificate of Incorporation to increase the authorized number of shares of Common Stock from 12,500,000 to 50,000,000, to reduce the per share par value from $0.10 to $0.05, and to effect a 2-for-1 stock split of the issued and outstanding shares of QLogic Corporation upon the effectiveness of such Amendment.

SIGNATURE(S)



----------------------------------
            Signature



----------------------------------
Signature (if held jointly)
Title or authority (if applicable)

Date: _________________, 199_

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A CONSENT TO "APPROVE" PROPOSAL NO. 1. THIS CONSENT CARD WILL BE COUNTED AS YOU INDICATE ABOVE; IN THE ABSENCE OF SUCH INDICATION, IT WILL BE DEEMED TO INDICATE CONSENT TO "APPROVE" THE FOREGOING PROPOSAL.